FORM OF SUBSCRIPTION AGREEMENT





                             SUBSCRIPTION AGREEMENT

Gentlemen:

         I/We hereby subscribe to ____________ shares of common stock, $0.001 par value per share, of iGoHealthy.com, Inc., a Colorado corporation, at $.25 per share. Such shares are being issued pursuant to a registration of iGoHealthy.com, Inc. common stock in accordance with the terms of a prospectus filed with the Securities and Exchange Commission which was declared effective on the ___ day of ___________________, 2001. I/We hereby subscribe in the amount of:

         US$_________________ ($5,000 minimum)

Method of Payment

Please check one of the following:

     [ ] I/We am/are tendering cash in United States dollars in the above amount.

     [ ] I/We am/are tendering a check, bank draft or postal express money order payable in U.S. dollars to "iGoHealthy.com, Inc." in the above amount.

     [ ] I/We confirm that I/we have instructed my/our bank to pay, by wire transfer to "iGoHealthy.com, Inc.", the above amount to:

                 Bank:                       Bank of New York
                 ABA No.:                    021-000-018
                 For credit to:              BNF Correspondent Corp.
                 Account No.:                89-001-869-6-8
                 For further credit to:      iGoHealthy.com, Inc.
                 Account No.:                A9-13490-1-51

By execution and delivery of this Subscription Agreement, I/we hereby represent and warrant as follows:

1.   I/We  have  been  given  the   opportunity   to  read  the   prospectus  of
     iGoHealthy.com, Inc. dated ___ day of ____________________, 2001

2.   The shares are being acquired for investment purposes.

3. I/We acknowledge that payments with respect to subscriptions and redemptions will be made in U.S. dollars and that adverse fluctuations in exchange rates could reduce the return to me/us upon the redemption of shares.

4. I/We acknowledge that the officers and directors of iGoHealthy have reserved the right to reject this application, in whole or in part, and need not give a reason for such rejection.

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     I/We  have  executed  this  Subscription  Agreement  on  the  ____  day  of
_________________,  2001,  in  ______________________________  (Please  indicate city, state and country).


Signature(s) of Applicant(s)                     Name (title, if necessary) and
                                                 Address of Applicant(s)

----------------------------                     ----------------------------
----------------------------                     ----------------------------



 Notes:

(a)    In the event of joint registration, all applicants must sign.
(b) In the event of registration of shares in the name of a trust, partnership or corporation, please provide the full name of the entity and the official title of the person executing this Agreement on behalf of such trust, partnership or corporation.

                                          SUSBSCRIBER'S AGENT

                                           Name :
                                                     ---------------------------

                                           Address :
                                                     ---------------------------

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